NEWS RELEASE
CONTACT:	1775 Eye Street, NW
Tejal R. Engman	Washington, DC 20006
Director of Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	Fax 301-984-9610
www.washreit.com

April 27, 2016

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS
Company Posts Significant Year-over-Year NOI and FFO Growth and Announces Quarterly Dividend
Washington Real Estate Investment Trust (“Washington REIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, reported financial and operating results today for the quarter ended March 31, 2016:

First Quarter 2016 Highlights

•	Generated Core Funds from Operations (FFO) of $0.42 per fully diluted share for the first quarter, a 10.5% or $0.04 increase over first quarter of 2015

•	Achieved same-store Net Operating Income (NOI) growth of 2.5%, with same-store rental growth of 2.7%, over first quarter 2015

•	Improved overall portfolio physical occupancy to 90.6%, 110 basis points higher than first quarter of 2015 and 40 basis points higher than fourth quarter 2015

•
Executed new and renewal commercial leases totaling 265,000 square feet at an average rental rate increase of 31.9% over in-place rents for new leases and an average rental rate increase of 16.0% over in-place rents for renewal leases

•
Subsequent to quarter-end, entered into contracts with an institutional buyer to sell all six of its suburban Maryland office assets for $240 million and has one suburban Maryland multifamily asset to be placed on the market later this year

•
Subsequent to quarter-end, went under contract to acquire Riverside Apartments, a 1,222 unit apartment community with potential to create value through the renovation of approximately 850 units and on-site density to develop approximately 550 additional units, for $244.75 million

•	Continues to plan to pay down approximately $100 million of net debt this year

•	Reaffirmed 2016 Core FFO guidance of $1.70 - $1.77 per fully diluted share and increased same-store NOI guidance to range from flat to 1%

"After a robust close to 2015, we have delivered a solid operational performance in the first quarter of 2016 and made significant progress on our asset recycling plans, which will elevate the quality of our portfolio and optimize returns for our shareholders while continuing to strengthen the balance sheet," said Paul T. McDermott, President and Chief Executive Officer. "Our strong year-over-year NOI growth reflects the strength of our operational execution as well as the fundamental stability of the Washington Metro Region, which continues to deliver impressive job growth in 2016. Additionally, we are on track to deliver another year of well-executed, strategic milestones that will continue to transform Washington REIT's portfolio and boost our ability to create value for our shareholders."

Financial Highlights

Core Funds from Operations(1) was $29.1 million, or $0.42 per diluted share, for the quarter ended March 31, 2016, compared to $25.7 million, or $0.38 per diluted share, for the corresponding prior year period. Further detail will be provided by management on the earnings call.

FFO for the quarter ended March 31, 2016 was $28.4 million, or $0.41 per diluted share, compared to $24.4 million, or $0.36 per diluted share, for the corresponding prior year period.

Washington Real Estate Investment Trust

Net income attributable to the controlling interests for the quarter ended March 31, 2016 was $2.4 million, or $0.03 per diluted share, compared to $29.5 million, or $0.43 per diluted share, for the corresponding prior year period, due primarily to the recognition of a $30.3 million gain from the sale of Country Club Towers.

Operating Results

The Company's overall portfolio NOI(2) was $48.4 million for the quarter ended March 31, 2016, compared to $45.6 million in the corresponding prior year period. Overall portfolio physical occupancy for the first quarter was at 90.6%, compared to 89.5% at the end of the first quarter last year and 90.2% at the end of the fourth quarter 2015.

Same-store(3) portfolio physical occupancy for the first quarter of 2016 was 91.7%, compared to 92.5% at March 31, 2015 and 91.6% at the end of the fourth quarter of 2015. Same-store portfolio NOI for the first quarter increased by 2.5%, compared to the corresponding prior year period.

▪
Office: 55% of Total NOI - Office properties' same-store NOI increased by 4.0%, compared to the corresponding prior year period. Rental rate growth was 3.6% while same-store physical occupancy increased 10 basis points over last year to 90.6%.

▪
Retail: 23% of Total NOI - Retail properties' same-store NOI decreased slightly by (0.3%), compared to the corresponding prior year period, primarily driven by another full-quarter impact of previously occupied space that has been re-leased with increased rents that are expected to commence in the second half of 2016. Rental rates increased 3.2% while same-store physical occupancy decreased 420 basis points over last year to 91.2%, due to the above-mentioned re-tenanted space that has not commenced yet. Retail was 94.0% leased as of March 31, 2016.

▪
Multifamily: 22% of Total NOI - Multifamily properties' same-store NOI increased by 2.1% compared to the corresponding prior year period. Rental rates were essentially flat while same-store physical occupancy increased 90 basis points over last year to 94.5%.

Leasing Activity

During the first quarter, Washington REIT signed commercial leases totaling 265,000 square feet, including 44,000 square feet of new leases and 221,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions and Incentives
New:
Office	32,000	7.7	$40.60	31.4%	$48.73	$38.78
Retail	12,000	9.8	16.22	35.9%	17.26	18.04
Total	44,000	8.3	34.08	31.9%	40.31	33.23

Renewal:
Office	194,000	7.1	$40.55	11.0%	$35.94	$38.82
Retail	27,000	11.6	41.49	69.2%	22.99	29.47
Total	221,000	7.6	40.66	16.0%	34.34	37.65

Washington Real Estate Investment Trust

Disposition and Acquisition Activity

Washington REIT has announced that it has entered into two separate contracts with an institutional buyer to sell all six of its suburban Maryland office buildings totaling approximately 1.2 million square feet for $240 million dollars. Management expects the first transaction to close late in the second quarter of 2016 and the second transaction to close late in the third quarter of 2016. The Company is also under contract to sell a parcel of land at Dulles Station in Herndon, Virginia.

Washington REIT has one multifamily asset that it expects to place on the market later this year to complete its planned suburban Maryland asset sales. Additionally, it has one suburban office asset currently in the market to evaluate investor interest.

The Company has also signed a contract to acquire Riverside Apartments, an apartment community in Alexandria, Virginia consisting of 1,222 units and on-site density to develop approximately 550 additional units, for $244.75 million. This acquisition provides a value-add opportunity to renovate approximately 850 units to generate rental growth, and a further opportunity to develop additional density in a desirable submarket with strong employment drivers.

Riverside Apartments consists of three,15-story buildings over 28 acres of land located half a mile from Metro, near the intersection of Route 1 and the Capital Beltway and in the heart of the dynamic Huntington Metro corridor in Fairfax County, Virginia.

Expected Debt Repayment

Washington REIT currently plans to pay down approximately $100 million dollars of net debt in 2016.

Earnings Guidance

Management reaffirms 2016 Core FFO guidance of $1.70 to $1.77 per fully diluted share and has increased same store NOI guidance to range from flat to 1%.

Washington REIT's 2016 Core FFO guidance is based on a number of factors, many of which are outside its control and all of which are subject to change. Washington REIT may change its guidance during the year as actual and anticipated results vary from these assumptions.

2016 Guidance Reconciliation Table

A reconciliation of projected net income attributable to the controlling interests per diluted share to projected Core FFO per diluted share for the year ending December 31, 2016 is as follows:

	Low	High
Net income attributable to the controlling interests per diluted share (a)	$0.22	$0.29
Real estate depreciation and amortization (b)	1.50	1.50
All other core adjustments	(0.02)	(0.02)
Core FFO per diluted share	$1.70	$1.77
(a) Gains and losses from sales have not been included.
(b) Does not include any impact from acquisitions and dispositions during the year.

Dividends

On March 31, 2016, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on June 30, 2016 to shareholders of record on June 15, 2016.

Washington Real Estate Investment Trust

Conference Call Information

The Conference Call for First Quarter Earnings is scheduled for Thursday, April 28, 2016 at 11:00 A.M. Eastern time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until May 12, 2016 at 11:59 P.M. Eastern time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-660-6853
International Toll Number:        1-201-612-7415
Conference ID:                13627552

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. On-line playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT is a self-administered, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 54 properties, totaling approximately 7 million square feet of commercial space and 3,258 multifamily units, and land held for development. These 54 properties consist of 25 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the risk of failure to complete contemplated acquisitions and dispositions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2015 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) associated with sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense,

Washington Real Estate Investment Trust

depreciation and amortization, general and administrative expenses, acquisition costs, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We provide NOI as a supplement to net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated and excludes properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. A non-same-store property is one that was acquired, under redevelopment or development, or placed into service during either of the periods being evaluated. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are included within the non-same-store properties beginning in the period during which redevelopment or development activities commence. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

Physical Occupancy Levels by Same-Store Properties (i) and All Properties
	Physical Occupancy
	Same-Store Properties		All Properties
	1st QTR	1st QTR	1st QTR	1st QTR
Segment	2016	2015	2016	2015
Multifamily	94.5%	93.6%	94.5%	89.5%
Office	90.6%	90.5%	87.8%	86.7%
Retail	91.2%	95.4%	91.2%	94.7%

Overall Portfolio	91.7%	92.5%	90.6%	89.5%

(i) Same-store properties include all stabilized properties that were owned for the entirety of the current reporting period and the prior year, and exclude properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion. For Q1 2016 and Q1 2015, same-store properties exclude:

Multifamily Acquisition: The Wellington;
Multifamily Development: The Maxwell;
Office Redevelopment: Silverline Center and The Army Navy Club Building.

Also excluded from same-store properties in Q1 2016 and Q1 2015 are:

Sold Property:
Multifamily: Country Club Towers and Munson Hill Towers.
Retail: Montgomery Village Center.

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
OPERATING RESULTS	2016	2015
Revenue
Real estate rental revenue	$77,137	$74,856
Expenses
Real estate expenses	28,734	29,208
Depreciation and amortization	26,038	25,275
Acquisition costs	154	16
General and administrative	5,511	6,080
	60,437	60,579
Other operating income
Gain on sale of real estate	—	30,277
Real estate operating income	16,700	44,554
Other income (expense):
Interest expense	(14,360)	(15,348)
Other income	39	192
	(14,321)	(15,156)

Net income	2,379	29,398
Less: Net loss attributable to noncontrolling interests in subsidiaries	5	108
Net income attributable to the controlling interests	$2,384	$29,506

Net income	2,379	29,398
Depreciation and amortization	26,038	25,275
Gain on sale of depreciable real estate	—	(30,277)
NAREIT funds from operations(1)	$28,417	$24,396

Tenant improvements and incentives	(1,543)	(3,730)
External and internal leasing commissions capitalized	(1,015)	(1,606)
Recurring capital improvements	(908)	(689)
Straight-line rents, net	(683)	407
Non-cash fair value interest expense	42	35
Non real estate depreciation & amortization of debt costs	950	938
Amortization of lease intangibles, net	943	768
Amortization and expensing of restricted share and unit compensation	1,519	1,826
Funds available for distribution(4)	$27,722	$22,345

Washington Real Estate Investment Trust

		Three Months Ended March 31,
Per share data:		2016	2015
Net income	(Basic)	$0.03	$0.43
	(Diluted)	$0.03	$0.43
NAREIT funds from operations	(Basic)	$0.41	$0.36
	(Diluted)	$0.41	$0.36

Dividends paid		$0.30	$0.30

Weighted average shares outstanding		68,301	68,141
Fully diluted weighted average shares outstanding		68,488	68,191
Fully diluted weighted average shares outstanding (for FFO)		68,488	68,191

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2016
	(unaudited)	December 31, 2015
Assets
Land	$561,256	$561,256
Income producing property	2,095,306	2,076,541
	2,656,562	2,637,797
Accumulated depreciation and amortization	(714,689)	(692,608)
Net income producing property	1,941,873	1,945,189
Properties under development or held for future development	27,313	36,094
Total real estate held for investment, net	1,969,186	1,981,283
Cash and cash equivalents	23,575	23,825
Restricted cash	9,889	13,383
Rents and other receivables, net of allowance for doubtful accounts of $2,399 and $2,297, respectively	63,863	62,890
Prepaid expenses and other assets	118,790	109,787
Total assets	$2,185,303	$2,191,168

Liabilities
Notes payable	$743,475	$743,181
Mortgage notes payable	333,853	418,052
Lines of credit	215,000	105,000
Accounts payable and other liabilities	56,348	45,367
Dividend Payable	—	20,434
Advance rents	11,589	12,744
Tenant security deposits	9,604	9,378
Total liabilities	1,369,869	1,354,156

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 68,326 and 68,191 shares issued and outstanding, respectively	683	682
Additional paid-in capital	1,193,750	1,193,298
Distributions in excess of net income	(376,041)	(357,781)
Accumulated other comprehensive loss	(4,225)	(550)
Total shareholders' equity	814,167	835,649

Noncontrolling interests in subsidiaries	1,267	1,363
Total equity	815,434	837,012

Total liabilities and equity	$2,185,303	$2,191,168

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended March 31, 2016	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$8,007	$24,409	$10,974	$43,390
Add: Net operating income from non-same-store properties(3)	2,679	2,334	—	5,013
Total net operating income(2)	$10,686	$26,743	$10,974	$48,403
Add/(deduct):
Other income				39
Acquisition costs				(154)
Interest expense				(14,360)
Depreciation and amortization				(26,038)
General and administrative expenses				(5,511)
Net income				2,379
Less: Net loss attributable to noncontrolling interests in subsidiaries				5
Net income attributable to the controlling interests				$2,384

Three months ended March 31, 2015	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$7,841	$23,463	$11,011	$42,315
Add: Net operating income from non-same-store properties(3)	912	1,889	532	3,333
Total net operating income(2)	$8,753	$25,352	$11,543	$45,648
Add/(deduct):
Other income				192
Acquisition costs				(16)
Interest expense				(15,348)
Depreciation and amortization				(25,275)
General and administrative expenses				(6,080)
Gain on sale of real estate				30,277
Net income				29,398
Less: Net loss attributable to noncontrolling interests in subsidiaries				108
Net income attributable to the controlling interests				$29,506

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended March 31,
		2016	2015
Net income		$2,379	$29,398
Add/(deduct):
Real estate depreciation and amortization		26,038	25,275
Gain on sale of depreciable real estate		—	(30,277)
NAREIT funds from operations(1)		28,417	24,396
Add/(deduct):
Acquisition and structuring expenses		259	234
Severance expense		460	1,001
Relocation expense		—	64
Core funds from operations(1)		$29,136	$25,695

		Three Months Ended March 31,
Per share data:		2016	2015
NAREIT FFO	(Basic)	$0.41	$0.36
	(Diluted)	$0.41	$0.36
Core FFO	(Basic)	$0.43	$0.38
	(Diluted)	$0.42	$0.38

Weighted average shares outstanding		68,301	68,141
Fully diluted weighted average shares outstanding (for FFO)		68,488	68,191